Exhibit 99.1

PRESS RELEASE
1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701 (432) 684-3727		Manager of Investor Relations
http://www.plll.com		cindyt@plll.com
PARALLEL PETROLEUM ANNOUNCES
PRODUCTION, REVISED 2007 CAPEX BUDGET AND OPERATIONS UPDATE
MIDLAND, Texas, (BUSINESS WIRE), May 9, 2007 — Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its production, revised 2007 capital investment budget and an operations update. In a separate press release issued today, Parallel announced its financial results for the first quarter ended March 31, 2007. The Company announced its total proved reserves as of March 31, 2007 in a prior press release dated April 19, 2007.
First Quarter 2007 Production
Parallel’s net daily production for the first quarter ended March 31, 2007 averaged 5,859 equivalent barrels of oil per day (BOEPD), an increase of 14% when compared to an average of 5,146 BOEPD during the first quarter ended March 31, 2006. The Company’s two emerging resource gas projects increased 217%, from 656 to 2,079 BOEPD, due to increased drilling and completion activity, and its long-life Permian Basin oil projects increased 4%, from 3,110 to 3,228 BOEPD, due to increased drilling and completion activity. These increases were offset by a 60% decrease in the Company’s short-life South Texas gas properties, from 1,380 to 552 BOEPD, due to normal decline throughout the year and collapsed casing in a 38%-owned Yegua well and a mechanical problem associated with a 15%-owned Wilcox well during the fourth quarter of 2006. The Yegua well was re-drilled and remedial work was performed on the Wilcox well during the first quarter of 2007.
Parallel’s net daily production of 5,859 BOEPD in the first quarter ended March 31, 2007 represented a decrease of 4% when compared to an average of 6,124 BOEPD during the fourth quarter ended December 31, 2006. This 4% decrease was primarily the net result of a 22% decrease, from 711 to 552 BOEPD, in the Company’s short-life South Texas gas properties due to normal decline and the above mentioned Yegua and Wilcox wells, and a 4% decrease, from 3,358 to 3,228 BOEPD, in its long-life Permian Basin oil properties due to normal decline on base production and initial decline associated with infill development wells. The Company’s production in its two emerging resource gas projects increased 1%, from 2,055 to 2,079 BOEPD, when comparing first quarter 2007 to fourth quarter 2006.
Please refer to Table 1 at the end of this press release for quarterly comparison information pertaining to daily production by area/property for the first quarter of 2007, the fourth quarter of 2006 and the first quarter of 2006.
May 1, 2007 Estimated Production and Work-in-Progress Well Operations
Parallel estimates that its net daily production was approximately 6,500 BOEPD as of May 1, 2007. As of that same date, the Company had 27 gross (11.55 net) wells in progress, including 20 gross (8.92 net) wells that were shut-in awaiting pipeline, completing or awaiting completion, and another 7 gross (2.63 net) wells that were drilling. Of the 7 wells that were drilling, 4 were drilling in the Barnett Shale, 2 were drilling in the Wolfcamp, and 1 was drilling in south Texas. Also, of the 27 wells in progress as of May 1, 2007, 15 are in the Barnett Shale, 10 are in the New Mexico Wolfcamp, and 2 are in the south Texas gas projects.
Please refer to Table 2 at the end of this press release for a summary of work-in-progress on certain of Parallel’s properties as of May 1, 2007.
Revised 2007 Capital Investment Budget
Parallel has revised its 2007 capital investment budget to approximately $169.8 million, which includes approximately $14.0 million for the purchase of leasehold and seismic data. On a project basis, approximately $145.3 million, or 85%, of the $169.8 million 2007 capital investment budget is expected to be invested in the Company’s two horizontal drilling gas projects. Parallel has budgeted approximately $75.0 million for its Barnett Shale Gas project and approximately $70.3 million for its New Mexico Wolfcamp Gas project. Additionally, the Company expects to invest
-more-

Parallel Petroleum Announces Production,
Revised 2007 CAPEX Budget and Operations Update
May 9, 2007

approximately $21.8 million, or 13%, of the 2007 budget in its long-life, low-decline-rate oil properties located in the Permian Basin of West Texas. The remainder of the 2007 budget will be allocated to the Company’s other projects.
Please refer to Table 3 at the end of this press release for further information pertaining to the capital investment budget.
Operations by Area/Property
Summarized below are Parallel’s more significant current projects, including its planned operations and capital investment budget for these projects in 2007.
Emerging Resource Gas Projects
Parallel has two emerging resource gas projects in varying stages of development, which are the Barnett Shale gas project in the Fort Worth Basin of North Texas and the Wolfcamp gas project in the Permian Basin of New Mexico. These resource natural gas projects generated approximately 36% of Parallel’s first quarter 2007 daily production (2,079 BOE per day) and represented approximately 12% of its total proved reserves value as of March 31, 2007.
The Company’s revised budget for these two resource gas projects in 2007 is approximately $145.3 million for the drilling and completion of approximately 103 gross (52.9 net) wells, leasehold acquisition, pipeline construction and pipeline compression.
Fort Worth Basin of North Texas
Barnett Shale Gas Project, Tarrant County, Texas
Parallel’s Barnett Shale gas project consists of three project areas within Tarrant County, Texas. The West Fork (37% working interest, net to Parallel) and West Gateway (34% working interest, net to Parallel) projects are operated by Chesapeake Energy Corporation (NYSE: CHK), and the Lone Star (9% working interest, net to Parallel) project is operated by Dale Resources, LLC. These three projects consist of approximately 19,200 gross acres (5,100 net acres) located in the Trinity River flood plain, east of downtown Ft. Worth, and include the surrounding urban “halo” acreage. At present, the three projects control approximately 75 multi-well pad sites from which an estimated 10 to 12 wells can be drilled from each pad. Based on current industry practices, Parallel anticipates development drilling on 50-acre spacing.
Additional leasehold continues to be acquired in all three projects. Dale Property Services continues to lease on behalf of Chesapeake and Parallel and has increased its land staff to focus on the acquisition of additional leasehold in the Trinity River flood plain and the surrounding urban “halo” acreage. Owned and controlled surface locations provide the most effective means of developing the “halo” acreage through horizontal drilling. Parallel estimates that the unleased “halo” acreage currently consists of an additional 26,000 gross (9,100 net) acres. Of the 26,000 gross “halo” acres, Parallel estimates that approximately 10%, or 2,600 gross (910 net), acres have been leased since December 2006.
Current Barnett Shale Operations
As of May 1, 2007, Parallel’s Barnett Shale gas project had 25 gross producing wells. Parallel estimates that net daily production from these 25 wells was approximately 36,000 gross (8,100 net) Mcf of gas, or 1,350 net BOE, per day. In addition, 10 wells were awaiting completion, 1 well was shut-in awaiting pipeline, and 4 wells were drilling. Chesapeake plans to add rigs as results, acreage and opportunities dictate. Currently, Chesapeake has 4 rigs drilling in the West Fork/West Gateway projects.
Other Barnett Shale Information
Parallel’s Barnett Shale gas project generated approximately 18% of the Company’s first quarter 2007 daily production (1,044 BOE per day) and represented approximately 7% of its total proved reserves value as of March 31, 2007.
-more-

Parallel Petroleum Announces Production,
Revised 2007 CAPEX Budget and Operations Update
May 9, 2007

Parallel’s average daily production was down from 1,710 BOE per day in the third quarter 2006 to approximately 1,013 BOE per day in the fourth quarter 2006 due to the steep initial decline rate inherent in Barnett Shale gas wells and the drilling inactivity during the second and third quarters associated with Dale Resources’ focus on marketing efforts, which resulted in the sale of its interest in the West Fork and West Gateway projects to the new operator, Chesapeake Energy. Additionally, payout occurred on certain wells during October 2006, which reduced Parallel’s working interest in the project to approximately 35%.
Chesapeake resumed drilling activity on the project during December 2006 and, through May 1, 2007, has commenced operations on 21 new wells. Parallel estimates that it currently takes less than 30 days to drill and case a Barnett Shale well and have it ready to be frac’d and placed on production.
Parallel’s 2007 revised budget for its Barnett Shale project is approximately $75.0 million. The amount budgeted will be used to fund the drilling and completion of an estimated 52 gross (18.7 net) wells, pipeline construction and leasehold acquisition.
Barnett Shale Current Type Curve — Gross Daily Average
Based on its first 18 wells completed, the graph below depicts Parallel’s current “type curve” in its Barnett Shale gas project. Additionally, Parallel estimates the initial daily rate per well is approximately 3,900 Mcf of gas per day, and the estimated gross reserves per well is approximately 3,925 MMcf of gas.
-more-

Parallel Petroleum Announces Production,
Revised 2007 CAPEX Budget and Operations Update
May 9, 2007

Permian Basin of New Mexico
Wolfcamp Gas Project, Eddy and Chaves Counties, New Mexico
The New Mexico Wolfcamp horizontal resource gas play, as defined by Parallel, encompasses approximately 300,000 gross acres in portions of Eddy and Chaves Counties in southeastern New Mexico. Parallel currently owns an interest in approximately 114,000 gross (75,000 net) acres acquired specifically for the Wolfcamp, with the majority of the acreage being in the Northern and Southern Areas. The map below represents an overview of the “Wolfcamp fairway” including certain key gas wells in the trend.
Parallel’s New Mexico Wolfcamp gas project currently consists of three areas that include six projects. The operated Northern Area includes the Forego/County Line and Racehorse projects; the operated Southern Area includes the Box, Cowboy and Dugout projects; and the Central Area project is primarily being developed by EOG Resources, Inc. (NYSE: EOG) . Parallel’s current leasehold in the three areas, as mentioned above, represents an increase in net leasehold of approximately 30% since the third quarter of 2006. Approximately 35% of the increase in net leasehold is attributed to the fact that Parallel recently exchanged most of its 8.5% non-operated interest in the Central Area for undeveloped leasehold, resulting in an increase in its interest in the Dugout project in the Southern Area from an 8.5% non-operated interest to an 85.0% operated interest. The remainder of the increase is attributable to leasehold acquisitions.
The Company is aggressively obtaining permits for additional wells in all operating areas. Current New Mexico regulations allow for minimum spacing of 160 acres per horizontal well.
-more-

Parallel Petroleum Announces Production,
Revised 2007 CAPEX Budget and Operations Update
May 9, 2007

Current Wolfcamp Operations
As of May 1, 2007, Parallel’s New Mexico Wolfcamp gas project had 40 gross producing gas wells. Parallel estimates that net daily production from these 40 wells was approximately 30,000 gross (8,500 net) Mcfe, or 1,417 net BOE, per day. In addition, 6 wells were completing or awaiting completion, 2 wells were shut-in awaiting pipeline, and 2 wells were drilling.
The 40 gross producing wells are comprised of 22 operated and 18 non-operated wells. As of May 1, 2007, Parallel operated 22 actively producing Wolfcamp horizontal wells in its Northern and Southern Areas, which were producing at a combined rate of approximately 16,000 gross (8,000 net) Mcfe, or 1,333 net BOE, per day. Of the 22 wells, the Northern Area has 7 wells producing at a combined rate of approximately 6,000 gross (4,000 net) Mcfe, or 667 net BOE, per day, and the Southern Area had 15 actively producing wells, which were producing at a combined rate of approximately 10,000 gross (4,000 net) Mcfe, or 667 net BOE, per day. All of the Southern Area production is from wells in the Box project. The Company is evaluating options to optimize well performance, such as wellhead compression and artificial lift. The Company’s 18 non-operated wells are located in the Central area, are primarily operated by EOG Resources, and were producing at a combined rate of approximately 14,000 gross (500 net) Mcfe, or 83 net BOE, per day, as of May 1, 2007.
Northern Area — Parallel’s operated Northern Area begins at the Eddy/Chaves County line and extends approximately sixteen miles to the northeast, generally southwest of Hagerman, New Mexico. Parallel currently holds approximately 63,000 gross (43,000 net) acres in this area, with a base working interest of approximately 85.0%. This area presently consists of the Forego/County Line and Racehorse projects.
Forego/County Line Project — Parallel’s Forego/County Line project is located on the Eddy/Chaves County line, immediately north of EOG Resources’ county line development, and extends approximately six miles north, which is eight miles southwest of the Company’s Racehorse project. Early in its appraisal of the Northern Area, Parallel drilled the initial 5 wells in its Racehorse project in four adjacent sections. These wells produce at low rates and are performing below the Company’s expected “type curve”. Because of the disappointing performance of these wells, Parallel “stepped out” approximately 8 miles southwest to drill the Forego #1 and the Gate Dancer #1 wells. Both wells were turned to sales during April 2007. The initial sales rate of the Forego #1 was approximately 1,900 Mcf of gas per day, and the initial sales rate of the Gate Dancer #1 was approximately 3,000 Mcf of gas per day. Parallel’s working and net revenue interest in the Forego #1 well is approximately 96% and 72%, respectively. Parallel’s working and net revenue interest in the Gate Dancer #1 well is approximately 69% and 52%, respectively.
The success of these two wells, along with the continuing expansion of the Hagerman Gas Gathering System and the success of EOG Resources’ development program south of the Chaves County line, positions Parallel to begin systematic development of all acreage between the county line and the Forego #1, a distance of approximately 4 miles.
Parallel currently has 1 well drilling, 1 well awaiting completion, and 2 non-operated wells being completed in its Forego/County Line project.
Racehorse Project — Parallel’s Racehorse project is located in the northeastern portion of its Northern Area, approximately twelve miles northeast of the Eddy/Chaves County line. As discussed above under the Forego/County Line project information, Parallel’s initial 5 wells in its Racehorse project are currently producing at low rates and are performing below the Company’s expected “type curve”. In addition to the two Forego/County Line “step-out” wells discussed above, Parallel drilled the War Cloud #1 well, which is located approximately four miles northeast of the Forego #1, and the Riva Ridge #1, which is located approximately nine miles northeast of the Forego #1. The Riva Ridge #1 is currently awaiting pipeline. The War Cloud #1, with working and net revenue interests of approximately 85% and 64%, respectively, was turned to sales in early April 2007 at an initial rate of approximately 2,200 Mcf of gas per day. The success of the War Cloud #1 positions the Company to begin systematic development to the south and west toward the Forego #1 well.
-more-

Parallel Petroleum Announces Production,
Revised 2007 CAPEX Budget and Operations Update
May 9, 2007

Southern Area —Parallel’s operated Southern Area begins approximately twenty-five miles southwest of the Northern Area’s Forego/County Line project. The Company currently holds approximately 41,000 gross (26,000 net) acres in this area, with a base working interest of approximately 85.0%. This area presently consists of the Box, Cowboy and Dugout projects.
Box Project — Parallel’s Box project is located approximately eight miles southwest of Hope, New Mexico. As discussed above under “Current Wolfcamp Operations”, Parallel currently operates 15 actively producing horizontal wells in its Box project. In addition, the Company has 3 horizontal Wolfcamp wells in pre-production status, is drilling 1 horizontal Wolfcamp well, and operates 1 vertical Morrow producing well.
The four wells with the highest initial flow rates in the New Mexico Wolfcamp trend have been drilled by Parallel in the Box project area and appear to be associated with localized natural fracturing. During April 2007, Parallel shot a seismic test line across the Box project area in an attempt to develop a tool that would be useful for identifying areas of significant natural fracturing. This data is currently being processed.
Cowboy Project — Parallel’s Cowboy project is southwest and adjacent to the Box project. The Company is currently obtaining permits for horizontal wells in this project.
Dugout Project — Parallel’s Dugout project is northwest and adjacent to the Box project. Parallel recently increased its interest in the Dugout project from a non-operated 8.5% interest to an operated 85.0% interest, primarily through the exchange of most of its 8.5% non-operated interest in the Central Area. The Company is currently obtaining permits for horizontal wells in this project.
Central Area —Parallel’s Central Area is located in northwestern Eddy County west of Artesia, New Mexico. It is comprised of approximately 10,000 gross (6,000 net) acres.
Parallel recently exchanged most of its 8.5% non-operated interest in the Central Area for undeveloped leasehold, resulting in an increase in its interest in the Dugout project in the Southern Area from an 8.5% non-operated interest to an 85.0% operated interest. As a result of this acreage exchange, Parallel’s leasehold in its Central Area decreased to approximately 3,500 gross (300 net) non-operated acres that are primarily operated by EOG Resources. The Company’s base working interest in these non-operated acres ranges from 1% to 30%. Subsequent to the acreage exchange, Parallel acquired additional leasehold of 6,500 gross (5,700 net) acres that it will operate. The Company’s base working interest in these operated acres is approximately 85%.
Parallel currently has an interest in 18 EOG-operated horizontal wells that are producing and 2 wells that are being completed. These wells had initial test rates as high as 5,956 Mcf per day, with an average of approximately 2,400 Mcf per day for the last 12 wells.
Other Wolfcamp Information
Parallel’s New Mexico Wolfcamp gas project generated approximately 18% of the Company’s first quarter 2007 daily production (1,035 BOE per day) and represented approximately 5% of its total proved reserves value as of March 31, 2007.
Parallel’s 2007 New Mexico Wolfcamp revised budget is approximately $70.3 million. The amount budgeted will be used to fund the drilling and completion of an estimated 39 gross (33.2 net) operated wells in the Southern and Northern Areas and 12 gross (1.0 net) non-operated wells primarily in the Central Area, the installation of pipelines and related infrastructure, and the acquisition of additional leasehold.
-more-

Parallel Petroleum Announces Production,
Revised 2007 CAPEX Budget and Operations Update
May 9, 2007

Wolfcamp Current Type Curve — Gross Daily Average
Based on the initial production results of the first 47 industry wells completed in the trend, the graph below depicts Parallel’s current “type curve” in its New Mexico Wolfcamp gas project. Additionally, Parallel estimates the initial daily rate per well is approximately 1,900 Mcf of gas per day, and the estimated gross reserves per well is approximately 1,625 MMcf of gas.
-more-

Parallel Petroleum Announces Production,
Revised 2007 CAPEX Budget and Operations Update
May 9, 2007

Permian Basin of West Texas
Parallel’s Permian Basin of West Texas oil properties currently consist of four major project areas. The Diamond M Canyon Reef and Shallow, Carm-Ann San Andres/N. Means Queen, Harris San Andres and Fullerton San Andres projects comprise approximately 20,000 gross (16,000 net) acres, combined. Most of these properties have been added to Parallel’s portfolio since June 2002.
The Permian Basin of West Texas generated approximately 55% of Parallel’s first quarter 2007 daily production (3,228 BOE per day) and represented approximately 85% of its total proved reserves value as of March 31, 2007.
The Company’s 2007 revised budget for the Permian Basin of West Texas is approximately $21.8 million. This budget is being used to fund the drilling and completion of 20 wells, 45 workovers and deepenings, and new equipment installations.
Permian Basin of West Texas Historical Performance — Net BOEPD
The 5-year graph below shows individual volumetric contributions and growth from Parallel’s core Permian Basin oil projects from time of acquisition through 2006. Fullerton was acquired in December 2002 as the cornerstone of the Company’s new business plan and is a relatively immature waterflood project. Diamond M is an early-stage waterflood re-vitalization project. Both Harris and Carm-Ann are primary infill development programs, with waterflood initiation scheduled for late 2007. In total, these projects provide significant cash flow to help fund development of the Company’s resource gas plays and the continued development of these oil projects.
-more-

Parallel Petroleum Announces Production,
Revised 2007 CAPEX Budget and Operations Update
May 9, 2007

Diamond M Canyon Reef Unit, Scurry County, Texas
2006 activity in Parallel’s Diamond M Canyon Reef project revolved primarily around the acquisition of a new 3-D seismic survey. The survey is designed to acquire both pressure-wave (P-wave) and shear-wave (S-wave) data, and the Company anticipates that this new seismic data will provide more detail and better compartmental imaging than a “typical” 3-D seismic survey. As of this press release, the P-wave and S-wave acquisitions are complete and the data is being interpreted.
During 2006, Parallel completed 9 workovers in its Diamond M Canyon Reef project with an average initial test rate of 70 gross BOE per day per well. The Company also drilled and completed 2 wells as infill locations. The average initial test rate was 148 gross BOE per day per well, with the initial rate of one well at 81 BOE per day and the initial rate of the other well at 215 BOE per day.
Other Diamond M Canyon Reef Information
The Diamond M Canyon Reef property generated approximately 5% of the Company’s first quarter 2007 daily production (273 BOE per day) and represented approximately 6% of its total proved reserves value as of March 31, 2007.
The Company’s 2007 budget for the Diamond M Canyon Reef project is approximately $6.2 million for the drilling of 6 gross new wells, the continuation of the deepening program with 6 gross additional workovers, and the processing and interpretation of the 3-D seismic survey that was acquired during 2006. Parallel is the operator of these properties with an average working interest of approximately 66% above the contractual base volumes associated with the Company’s work-to-earn arrangement with Southwestern Energy Company (NYSE: SWN).
Carm-Ann San Andres Field/N. Means Queen Unit, Andrews & Gaines Counties, Texas
During 2006, the Company placed 13 new San Andres wells on production. The initial test rates for these wells averaged approximately 80 gross (52 net) barrels of oil per day (BOPD) per well. These wells were primarily 20-acre infill wells.
The Company also performed 14 workovers at Carm-Ann during 2006. In general, these workovers consisted of relatively inexpensive pay additions and restimulations. The average incremental rate per workover was approximately 10 BOPD.
Other Carm-Ann/N. Means Information
The Carm-Ann/N. Means properties generated approximately 9% of the Company’s first quarter 2007 daily production (551 BOE per day) and represented approximately 15% of its total proved reserves value as of March 31, 2007.
The Company’s 2007 revised budget for the Carm-Ann/N. Means project is approximately $4.7 million for the drilling and completion of 1 gross well and the re-frac workover of 17 gross existing wells. The Company has also initiated unitization proceedings prior to waterflood implementation. It is anticipated that unitization will take between six and nine months. In the interim, the Company will focus on activities which are prerequisite to waterflooding. Parallel is the operator of these properties with an average working interest of approximately 77%.
Harris San Andres Field, Andrews & Gaines Counties, Texas
During 2006, a total of 27 new San Andres wells were placed on production at the Harris field with average initial test rates of approximately 79 gross (53 net) BOPD per well. Pay additions and re-frac workovers were also performed on 2 wells, with an average increased rate of approximately 27 gross BOPD per workover.
Other Harris Information
The Harris San Andres properties generated approximately 10% of the Company’s first quarter 2007 daily production (563 BOE per day) and represented approximately 23% of its total proved reserves value as of March 31, 2007.
-more-

Parallel Petroleum Announces Production,
Revised 2007 CAPEX Budget and Operations Update
May 9, 2007

The Company’s 2007 revised budget for the Harris San Andres project is approximately $6.5 million for the drilling of 8 gross wells and the workover of 16 gross existing wells. As with Carm-Ann, Parallel has initiated unitization proceedings, prior to waterflood implementation. Again, it is anticipated that unitization will take between six and nine months. In the interim, the Company will focus on activities which are prerequisite to waterflooding. Parallel is the operator of these properties with an average working interest of approximately 90%.
Fullerton San Andres Field, Andrews County, Texas
During 2006, 6 San Andres infill wells were drilled and completed in the Company’s Fullerton field. In addition, 16 wells were restimulated during 2006, resulting in average incremental gross production of approximately 9 BOPD per well.
Other Fullerton Information
The Fullerton property generated approximately 25% of the Company’s first quarter 2007 daily production (1,493 BOE per day) and represented approximately 31% of its total proved reserves value as of March 31, 2007.
The Company’s 2007 revised budget for the Fullerton project is approximately $3.2 million for the drilling of 4 gross new wells and the workover of 6 gross existing wells. Parallel owns an 82% average working interest in these properties.
Onshore Gulf Coast of South Texas
Yegua/Frio/Wilcox and Cook Mountain Gas Projects, Jackson, Wharton and Liberty Counties, Texas
The Onshore Gulf Coast of south Texas gas projects generated approximately 9% of Parallel’s first quarter 2007 daily production (552 BOE per day) and represented approximately 3% of its total proved reserves value as of March 31, 2007.
Parallel’s south Texas gas properties experienced a 455 BOEPD decrease during the fourth quarter of 2006, when compared to the third quarter of 2006, due to collapsed casing in a Yegua well (38% working interest, net to Parallel) and a mechanical problem associated with a Wilcox well (15% working interest, net to Parallel). The Yegua well was re-drilled, and remedial work was performed on the Wilcox well, during the first quarter of 2007. The Yegua well is currently being completed.
The Company’s 2007 budget for the south Texas projects is approximately $1.3 million for the drilling of 2 wells. One well is currently drilling.
Other Projects
Utah/Colorado Conventional Oil & Gas and Heavy Oil Sand Projects, Uinta Basin
Parallel’s Utah/Colorado project consists of approximately 160,000 gross (156,000 net) acres. The primary objective is the Weber oil sand, with secondary objectives of conventional gas, heavy oil sands and shallow coal bed methane. In February 2006, Parallel drilled a Weber oil sand test well to a depth of 5,200 feet, open-hole logged, side-wall cored, and plugged and abandoned the well. This well was drilled based on 2-D seismic and subsurface geology with a secondary purpose of obtaining additional information for 3-D seismic calibration.
Acquisition of a 3-D seismic survey covering approximately 19,000 gross acres, or 12% of the Company’s current leasehold, was completed during the second quarter of 2006. Although interpretation to date has failed to indicate significant Weber drilling opportunities, numerous potential gas anomalies have been identified. Processing and interpretation to better refine these anomalies is continuing. Additional 3-D seismic surveys across the remaining leasehold are being considered.
Approximately 10,000 gross acres of the Company’s leasehold is located on the geologic feature known as Asphalt Ridge. The Company is currently evaluating development options for these heavy oil sand deposits.
-more-

Parallel Petroleum Announces Production,
Revised 2007 CAPEX Budget and Operations Update
May 9, 2007

Other Utah/Colorado Information
The Utah/Colorado project does not yet contribute to the Company’s current daily production or reserve value.
The Company’s 2007 revised budget for its Utah/Colorado project is approximately $1.1 million for the drilling and completion of 2 gross wells and the acquisitions of additional 3-D seismic surveys and additional leasehold. Parallel owns and operates 97.5% of this project.
East Texas Cotton Valley Reef Gas Project, Leon and Freestone Counties
Parallel has two projects in the Cotton Valley Reef Gas Project referred to as Projects A and B. These 3-D seismic gas projects have a higher risk profile than the Company’s other projects. The objective is the Cotton Valley barrier reef facies found between depths of approximately 16,000 and 18,000 feet. Parallel estimates the gross cost for drilling and completing a Cotton Valley Reef well is approximately $18.0 million.
Project A — Project A consists of approximately 5,000 gross (650 net) acres. Based on 3-D seismic, nine prospects have been identified. One prospect was drilled in 2005 and determined to be uneconomic in the Cotton Valley Lime. A second prospect, based on reprocessed seismic data, has been drilled and encountered what appeared to be productive interval. However, due to mechanical failure, the lower portion of the wellbore was lost. Upper zones are currently being evaluated for completion. Parallel owns an estimated 13.125% working interest and 9.8% net revenue interest in Project A.
Project B — Project B consists of approximately 2,500 gross (117 net) acres. Based on 3-D seismic, three prospects have been identified. The first prospect is expected to be drilled during the third quarter of 2007. Parallel has a 4.7% working interest in Project B. Parallel will be carried for its 4.7% share of the drilling and completion costs on the first six wells, and will back-in for its full interest at payout on a well by well basis.
Other Cotton Valley Reef Information
The East Texas Cotton Valley Reef gas project contributes minimally to the Company’s current daily production and reserve value.
Parallel’s 2007 revised budget for its Cotton Valley Reef gas project is $0.3 million for the recompletions of 2 gross (0.25 net) wells.
TABLES, MANAGEMENT COMMENTS AND CONFERENCE CALL INFORMATION FOLLOW
-more-

Parallel Petroleum Announces Production,
Revised 2007 CAPEX Budget and Operations Update
May 9, 2007

Daily Production — First Quarter 2007, Compared to Fourth Quarter 2006 and First Quarter 2006
The following Table 1 represents a comparison of Parallel’s daily production by area/property for the first quarter of 2007, the fourth quarter of 2006 and the first quarter of 2006. Detailed information on each property listed in this table is provided within the text of this press release.
TABLE 1
AVERAGE DAILY PRODUCTION — 1Q 2007, COMPARED TO 4Q 2006 AND 1Q 2006

	1Q 2007	4Q 2006	1Q 2006	1Q 2007	1Q 2007
	Average	Average	Average	Compared to	Compared to
	BOE	BOE	BOE	4Q 2006	1Q 2006
AREA/PROPERTY	per day	per day	per day	% Change	% Change
Resource Projects
Barnett Shale (1)	1,044	1,013	527	3%	98%
New Mexico (2)	1,035	1,042	129	(1)%	702%

Total Resource Projects	2,079	2,055	656	1%	217%

Permian Basin of West Texas
Fullerton San Andres	1,493	1,544	1,544	(3)%	(3)%
Carm-Ann San Andres / N. Means Queen	551	560	545	(2)%	1%
Harris San Andres	563	608	296	(7)%	90%
Diamond M Shallow	54	56	56	(4)%	(4)%
Diamond M Canyon Reef (3)	273	301	398	(9)%	(31)%
Other Permian Basin	294	289	271	2%	8%

Total Permian Basin	3,228	3,358	3,110	(4)%	4%

Onshore Gulf Coast of South Texas
Yegua/Frio (4)	196	253	419	(23)%	(53)%
Wilcox (5)	283	376	854	(25)%	(67)%
Cook Mountain	73	82	107	(11)%	(32)%

Total Gulf Coast (6)	552	711	1,380	(22)%	(60)%

GRAND TOTAL	5,859	6,124	5,146	(4)%	14%

(1)	Dec. 2006 — Drilling activity resumed after Chesapeake purchased Dale Resources’ interest and assumed operations. Dec. 2006 thru May 1, 2007 — Chesapeake commenced operations on 21 gross (7.0 net) new wells.

(2)	1Q 2007 — Delineation and exploitation of the Southern and Northern Areas.

(3)	1Q 2007 — Processing and interpretation of 3-D seismic data. Expect drilling activity to commence in 3Q 2007.

(4)	4Q 2006 — Casing collapsed in a producing Yegua well in which Parallel owns 38% working interest. 1Q 2007 — Re-drilled 38% owned Yegua well. The well is to be frac’d during 2Q 2007.

(5)	4Q 2006 — Production ceased on a Wilcox well in which Parallel owns 15% working interest. 1Q 2007 — Performed remedial work on 15% owned Wilcox well.

(6)	1Q 2007 — Production down in all Gulf Coast projects due to normal decline.
-more-

Parallel Petroleum Announces Production,
Revised 2007 CAPEX Budget and Operations Update
May 9, 2007

Work-in-Progress Well Operations
The following Table 2 is a summary of work-in-progress oil and gas well operations on certain of Parallel’s properties as of May 1, 2007. Detailed information of the well operations in this table is provided within the text of this press release.
TABLE 2
WORK-IN-PROGRESS WELL OPERATIONS
AS OF MAY 1, 2007

	Number of Wells
Work-in-Progress Well Operations	Gross	Net
North Texas Barnett Shale
Drilling	4	1.40
Completing	—	—
Awaiting completion	10	3.38
Shut-in, awaiting pipeline	1	0.27

Total Barnett Shale	15	5.05

New Mexico Wolfcamp
Drilling	2	0.85
Completing	4	1.58
Awaiting completion	2	1.85
Shut-in, awaiting pipeline	2	1.46

Total Wolfcamp	10	5.74

South Texas Gas Projects
Drilling	1	0.38
Completing	1	0.38
Awaiting completion	—	—
Shut-in, awaiting pipeline	—	—

Total South Texas	2	0.76

TOTAL	27	11.55

-more-

Parallel Petroleum Announces Production,
Revised 2007 CAPEX Budget and Operations Update
May 9, 2007

Revised 2007 CAPEX Budget — Compared to Average Daily Production and Proved Reserve Value by Property
The following Table 3 represents Parallel’s revised 2007 capital investment budget compared to first quarter 2007 average daily production and percent of total proved reserve value as of March 31, 2007, on a property basis. Detailed information on each property listed in this table is provided within the text of this press release.
TABLE 3
2007 CAPEX BUDGET COMPARED TO AVERAGE DAILY PRODUCTION
AND PERCENT OF TOTAL PROVED RESERVE VALUE BY PROPERTY

	Revised		1Q 2007		3/31/07
	2007		Average		% of Total Proved
	CAPEX Budget		Daily Production		Reserve Value (1)
AREA/PROPERTY	$MM	%	BOE	%	%
Resource Projects
Barnett Shale	$75.0	44%	1,044	18%	7%
New Mexico Wolfcamp	70.3	41%	1,035	18%	5%

Total Resource Projects	$145.3	85%	2,079	36%	12%

Permian Basin of West Texas
Fullerton San Andres	$3.2	2%	1,493	25%	31%
Carm-Ann San Andres/N. Means Queen	4.7	3%	551	9%	15%
Harris San Andres	6.5	4%	563	10%	23%
Diamond M Shallow	0.2	0%	54	1%	7%
Diamond M Canyon Reef	6.2	3%	273	5%	6%
Other Permian Basin	1.0	1%	294	5%	3%

Total Permian Basin	$21.8	13%	3,228	55%	85%

Onshore Gulf Coast of South Texas
Yegua/Frio	$1.3	1%	196	3%	2%
Wilcox	—	0%	283	5%	1%
Cook Mountain	—	0%	73	1%	0%

Total Gulf Coast	$1.3	1%	552	9%	3%

Other Projects
Cotton Valley Reef	$0.3	0%	—	0%	0%
Utah/Colorado	1.1	1%	—	0%	0%

Total Other Projects	$1.4	1%	—	0%	0%

GRAND TOTAL	$169.8	100%	5,859	100%	100%

(1)	Based on independent reserve study by Cawley, Gillespie & Associates, Inc. utilizing NYMEX prices of $65.88 per barrel of oil and $7.48 per Mcf of natural gas, and realized average prices of $59.26 per barrel of oil and $6.42 per Mcf of natural gas, as of March 31, 2007. Please refer to the Company’s press release dated April 19, 2007 for information pertaining to proved reserves as of March 31, 2007.
-more-

Parallel Petroleum Announces Production,
Revised 2007 CAPEX Budget and Operations Update
May 9, 2007

Management Comments
Larry C. Oldham, Parallel’s President, commented, “We expect our average daily production to increase in 2007 as a result of the accelerated activity in our Barnett Shale and Wolfcamp projects. Currently, we have four rigs drilling in the Barnett Shale and two rigs drilling in the Wolfcamp. We plan to invest $145.3 million, or 85%, of our $169.8 million revised 2007 capital investment budget in these two resource gas projects.”
In a final comment, Oldham stated, “We announced, on April 19, 2007, a 4% increase in our first quarter 2007 total proved reserves to 40.2 million barrels of oil equivalent (MMBOE), as compared to 38.5 MMBOE as of December 31, 2006.”
Conference Call and Webcast Information
Parallel’s management will host a conference call to discuss current operations, production, reserves and financial results for the quarter ended March 31, 2007. In addition to this press release, please refer to Parallel’s first quarter 2007 earnings release also dated May 9, 2007 and its Form 10-Q Report for the quarter ended March 31, 2007 that was filed with the Securities and Exchange Commission on May 9, 2007.
The conference call will be held on Thursday, May 10, 2007, at 2:00 p.m. Eastern time (1:00 p.m. Central time). To participate in the call, dial 800-561-2813 or 617-614-3529, Participant Passcode 52663711, at least five minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s web site, http://www.plll.com. A replay of the conference call will be available at the Company’s web site or by calling 888-286-8010 or 617-801-6888, Passcode 94104380.
The Company
Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.
This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in our internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
###